Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

Tenon Medical, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)		Proposed Maximum Offering Price per Share (2)	Proposed Maximul Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	457(c) and 457(h)	2,327,394	(3)	$1.96	$4,561,692.24	0.0001102	$502.70
Total Offering Amounts						$4,561,692.24		$502.70
Total Fee Offsets (4)								$-
Net Fee Due								$502.70

1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

2)	This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The offering price per share and the aggregated offering price for shares reserved for future issuance are based on the average of the high and the low price of Registrant’s common stock as reported on the Nasdaq Capital Market on November 7, 2022, which date is within five business days prior to filing this Registration Statement.

3)	Represents the shares of common stock available for future issuance under the Tenon Medical, Inc 2022 Equity Incentive Plan.

4)	The Registrant does not have any fee offsets.